Exhibit 23.3

September 13, 2005

A-Max Technology Limited

10/F, A-MAX Technology Tower

12-16 Fui Yiu Kok Street, Tsuen Wan

New Territories, Hong Kong

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by A-Max Technology Limited on September 13, 2005, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Latham & Watkins LLP

Resident partners: Joseph A. Bevash (US), Sabrina Y. T. Maguire (US), John A. Otoshi (US), Mitchell D. Stocks (US), David Zhang (US)

HK\20961.1